Exhibit 10.8

June 7, 2005

I, Joseph Corso have granted Shelron Group Inc. with an additional extension for the SB-2 filing until December 31, 2005, with no penalties until that date. If the company doesn't comply with the terms of this additional extension, the company is to issue 100,000 restricted shares per every 30 days of delay until the date a SB-2 is filed.

Best Regards,


/s/ Joseph Corso
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Joseph Corso